UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2017

ReWalk Robotics Ltd.

(Exact name of registrant as specified in its charter)

Israel	001-36612	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Hatnufa Street, Floor 6, Yokneam Ilit, Israel	2069203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +972.4.959.0123

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As reported in the Current Report on Form 8-K filed by ReWalk Robotics Ltd. (the "Company") with the SEC on January 4, 2016, on December 30, 2015, the Company entered into a loan agreement (the "Loan Agreement") with Kreos Capital V (Expert Fund) Limited ("Kreos"), pursuant to which, among other things, Kreos extended a line of credit to the Company in the amount of $20.0 million. The Loan Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on January 4, 2016. Pursuant to the Loan Agreement, the Company granted Kreos a security interest over all of the Company's assets, including intellectual property and equity interests in its subsidiaries. On June 9, 2017, the Company and Kreos entered into the First Amendment to the Loan Agreement (the "Amendment"). As of such date the outstanding principal amount under the Loan Agreement (the "Outstanding Principal") was $17,154,328.34. Pursuant to the Amendment, an amount equal to $3,000,000 of the Outstanding Principal is subject to repayment in accordance with, and subject to the terms of, a secured convertible promissory note issued by the Company to Kreos as of June 9, 2017 (the "Note"), and the Outstanding Principal Amount was reduced by such amount to $14,154,328.34. The amended Outstanding Principal Amount remains subject to repayment in accordance with the terms and conditions of the Loan Agreement, provided that such amount shall be repaid by the Company in accordance with an amended repayment schedule attached to the Amendment.

Interest on the Note is payable monthly in arrears at a rate of 10.75% per year. Kreos has the right to convert the then-outstanding principal amount under the Note, in whole or in part, on one or more occasions, at any time and from time to time, into ordinary shares, par value NIS 0.01 per share, of the Company (the “Ordinary Shares”), at a conversion price per share equal to $1.268 per share, which represented the average of the closing prices of the Ordinary Shares for the thirty-day trading period prior to the date of the issuance of the Note, subject to adjustment as set forth in the Note. To the extent not previously converted into newly issued Ordinary Shares, the entire unpaid principal amount, together with accrued and unpaid interest thereon, shall become immediately due and payable in cash on the earlier of (i) June 9, 2020 or (ii) the closing of a “Change of Control”, as defined in the Loan Agreement (the “Maturity Date”). The Company may not prepay the outstanding principal amount under the Note before the Maturity Date.

In lieu of the “End of Loan Payments” (as defined in the Loan Agreement) to be paid pursuant to the Loan Agreement by the Company to Kreos, (i) upon conversion of the Note, in whole or in part, the Company shall immediately pay to Kreos an amount equal to 1% of the principal amount so converted and (ii) on the Maturity Date, the Company will pay to Kreos, in addition to the then-outstanding principal amount, an amount equal to 1% of the then-outstanding principal amount, provided, however, that Kreos has the right to convert the amount of the End of Loan Payments, in whole or in part, on one or more occasions, at any time and from time to time from the date of the Note until the Maturity Date into Ordinary Shares at the then-applicable conversion price.

Pursuant to the terms of the Note the Company undertook to prepare and file with the Securities and Exchange Commission a registration statement on Form S-3 to enable the resale by the Kreos, from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, of the Ordinary Shares to be issued upon conversion of the Note, and use commercially reasonable efforts to cause such registration statement to become effective as soon as reasonably practicable after it is filed by the Company.

The Note is secured by the Charged Assets (as defined in the Loan Agreement) in accordance with the Loan Agreement and the Security Documents (as defined in the Loan Agreement) and all obligations of the Company towards Kreos pursuant to the Note shall be deemed to be a “Secured Liability” within the meaning of the Security Documents.

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Note was issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). We believe that the issuance was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions by an issuer not involving a public offering or in reliance on Regulation S under the Securities Act involving offers and sales of securities outside of the United States.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ReWalk Robotics Ltd.
By:	/s/ Kevin Hershberger
Name:	Kevin Hershberger
Title:	Chief Financial Officer

Dated: June 13, 2017